INVESTOR RELATIONS CONTACT:

Rosemary Hanratty

Director of Marketing & Communications

(303) 262 4144

Rosemary.Hanratty@startek.com

StarTek, Inc. Reports Second Quarter 2012 Results

Strong Sales Momentum with Six New Contracts Booked to Date

DENVER, CO – August 7, 2012 - StarTek, Inc. (NYSE:SRT) today announced its financial results for the second quarter ended June 30, 2012. The Company reported second quarter 2012 revenue of $44.4 million and a net loss of $4.3 million or $0.28 per share. As of June 30, 2012, the Company had approximately $11.4 million in cash and no debt.

Second Quarter 2012 Financial Results

Second quarter 2012 revenue decreased 13% compared to the first quarter of 2012. The majority of this decrease was in the domestic segment, which experienced a reduction of $5.7 million due primarily to the ramp-down of business in our Decatur and Jonesboro locations. Volume softness experienced with other clients contributed to further declines versus first quarter across all segments.

Gross margin decreased from 10.5% in the first quarter of 2012 to 7.4% in the second quarter of 2012. Gross margin in Asia Pacific decreased from 25% to 17% due primarily to the ramp up of new business. Domestic gross margin fell slightly from 3% to 2% due to the ramp-down of business discussed above. Gross profit in Latin America remained flat quarter over quarter.

SG&A expense for the quarter totaled $7.3 million, compared to $8.3 million in the first quarter. The decrease was driven primarily by lower support staff costs and other corporate cost reductions.

The Company reported second quarter 2012 adjusted EBITDA loss of $0.4 million and an operating loss before impairment and restructuring charges of $4.1 million, compared to a first quarter adjusted EBITDA of $1.2 million and an operating loss before impairment and restructuring charges of $3 million. The Company had a net loss of $4.3 million, or $0.28 per share, during the second quarter of 2012. The second quarter 2012 net loss compares to a net loss of $6.1 million, or $0.40 per share, in the first quarter of 2012.

Liquidity and Capital Resources

As of June 30, 2012, the Company had approximately $11.4 million in cash and cash equivalents and no debt, compared to $10.5 million and no debt at March 31, 2012. The Company had approximately $0.8 million and $1.2 million in capital expenditures during the quarters ending June 30, 2012 and March 31, 2012, respectively.

Recent 2012 Highlights

•	Continued sales momentum, signing six new agreements year to date with an expected annual contract value of $24 million;
•	Continued growth in the Philippines, increasing the quarterly number of full-time equivalent agents by 8% from the first quarter of 2012;
•	Continued growth in Latin America, increasing the quarterly number of full-time equivalent agents by 36% from the first quarter of 2012;
•	SG&A cost management efforts resulted in a savings of $1 million versus the first quarter of 2012; and
•	Solid working capital management led to positive free cash flow in two consecutive quarters.

“I am encouraged with the continued progress made to date, despite the adversity we faced during second quarter”, said Chad Carlson, President and Chief Executive Officer. “We are building momentum on the new business front with wins from both existing and new clients and anticipate these wins fully ramping by year-end. We continue to see results from our initiatives in both site operating costs and SG&A reductions. The service and operating improvements we have made by leveraging the StarTek Advantage System position us to exit the year a stronger company in terms of client and geographical diversification and financial results”.

Effective January 1, 2012, the Company realigned its segment reporting into three distinct operating segments: Domestic (results from U.S. and Canadian sites), Asia Pacific (results from Philippine sites) and Latin America (results from Costa Rican and Honduran sites). In addition, during the first quarter the Company began presenting certain human resource, recruiting and facility costs within cost of services, rather than SG&A, to provide enhanced clarity on the Company’s operations and cost structure and to drive segment efficiencies and accountability. All historical financial information in this release has been adjusted to provide comparability.

For additional information on revenue, margin and operating metrics, please refer to the Financial Scorecard posted on the Investor Relations section of the Company’s website (www.investor.startek.com). Further details regarding the earnings call are described below.

Conference Call and Webcast Details

The Company will host a conference call today, August 7, 2012, at 9:00 a.m. MDT (11:00 a.m. EDT) to discuss its first quarter 2012 financial results. To participate in the teleconference, please call toll-free 800-322-5044 (or 617-614-4927 for international callers) and enter “70960167”. You may also listen to the teleconference live via the Company’s website at www.startek.com. For those that cannot access the live broadcast, a replay will be available on the Company’s website at www.startek.com.

About StarTek

StarTek, Inc. is a global provider of business process outsourcing services with over 9,000 employees, whom we refer to as Brand Warriors, that have been committed to making a positive impact on our clients’ business results for over 25 years. Our company mission is to enable and empower our employees to advance our clients’ brands every day to bring value to our stakeholders. We accomplish this by aligning with our clients’ business objectives resulting in a trusted partnership. The StarTek Advantage System is the sum total of our culture, customized solutions and processes that enhance our clients’ customers’ experience. The StarTek Advantage System is focused on improving customer experience and reducing total cost of ownership for our clients. StarTek has proven results for the multiple services we provide including sales, order management and provisioning, customer care, technical support, receivables management, and retention programs. We manage programs using a variety of multi-channel customer interaction capabilities including voice, chat, email, IVR and back-office support. StarTek has delivery centers in the U.S., Philippines, Canada, Costa Rica, Honduras and through our StarTek@Home workforce. For more information, go to www.StarTek.com or call +1303.262.4500.

Forward-Looking Statements

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.   As described below, such statements are subject to a number of risks and uncertainties that could cause StarTek's actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to our reliance on two significant customers, consolidation by our clients, the concentration of our business in the telecommunications industry, pricing pressure, maximization of capacity utilization, lack of success of our clients’ products and services, consolidation of vendors by our clients, interruptions to the Company’s business due to geopolitical conditions and/or natural disasters, foreign currency exchange risk, lack of minimum purchase requirements in our contracts, ability to hire and retain qualified employees, the timely development of new products or services, failure to implement new technological advancements, increases in labor costs, lack of wide geographic diversity, continuing unfavorable economic conditions, our ability to effectively manage growth, increases in the cost of telephone and data services, unauthorized disclosure of confidential client or client customer information, risks inherent in the operation of business outside of North America, ability of our largest stockholder to affect decisions, stock price volatility, variation in quarterly operating results and inability to renew or replace sources of capital funding.  Readers are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company's Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission, for further information on risks and uncertainties that could affect StarTek’s business, financial condition and results of operation.

STARTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue	$44,421	$57,139	$95,280	$116,649
Cost of services	41,150	52,652	86,672	106,455
Gross profit	3,271	4,487	8,608	10,194
Selling, general and administrative expenses	7,329	11,379	15,653	19,379
Impairment losses and restructuring charges	467	3,272	3,553	3,272
Operating loss	(4,525)	(10,165)	(10,598)	(12,458)
Net interest and other income	84	(12)	187	6
Loss before income taxes	(4,441)	(10,177)	(10,411)	(12,452)
Income tax benefit	163	525	2	246
Net loss	$(4,278)	$(9,652)	$(10,409)	$(12,206)

Net loss per share
Basic	$(0.28)	$(0.64)	$(0.68)	$(0.81)
Diluted	$(0.28)	$(0.64)	$(0.68)	$(0.81)

Weighted average shares outstanding (in thousands)
Basic	15,239	15,072	15,214	15,043
Diluted	15,239	15,072	15,214	15,043

STARTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS & STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	As of
	June 30, 2012	March 31, 2012
ASSETS
Current assets:
Cash, cash equivalents and investments	$11,368	$10,471
Trade accounts receivable	31,984	36,692
Other current assets	10,494	8,974
Total current assets	53,846	56,137

Property, plant and equipment, net	30,626	33,512
Other assets	6,119	6,426
Total assets	$90,591	$96,075

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities	$21,823	$23,927
Other liabilities	2,816	3,146
Total liabilities	24,639	27,073

Stockholders' equity	65,952	69,002
Total liabilities and stockholders' equity	$90,591	$96,075

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Operating Activities
Net loss	$(4,278)	$(9,652)	$(10,409)	$(12,206)
Adjustments to reconcile net loss to net
cash provided by operating activities:
Depreciation	3,250	4,061	7,060	8,047
Impairment losses	-	1,026	3,086	1,026
Non-cash compensation cost	362	421	696	870
Changes in operating assets & liabilities
and other, net	2,141	5,548	2,830	7,046
Net cash provided by operating activities	1,475	1,404	3,263	4,783

Investing Activities
Purchases of property, plant and equipment	(455)	(2,250)	(1,617)	(4,178)
Proceeds from note receivable	165	165	330	330
Net cash used in investing activities	(290)	(2,085)	(1,287)	(3,848)
Financing Activities
Other financing, net	2	(11)	6	128
Net cash provided by financing activities	2	(11)	6	128
Effect of exchange rate changes on cash	(290)	463	(333)	348
Net increase in cash and cash equivalents	897	(229)	1,649	1,411
Cash and cash equivalents at beginning of period	10,471	20,380	9,719	18,740
Cash and cash equivalents at end of period	$11,368	$20,151	$11,368	$20,151

STARTEK, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(Dollars in thousands)

(Unaudited)

The information presented in this press release reports 1) adjusted EBITDA, which the Company defines as net income (loss) plus income tax expense, interest income (expense), impairment and restructuring charges, depreciation expense and stock compensation expense, 2) operating loss before impairment and restructuring charges and 3) Net loss excluding severance costs and restructuring charges. The following tables provide reconciliation of 1) adjusted EBIDTA to net loss calculated in accordance with GAAP, 2) operating loss before impairment and restructuring charges to operating loss calculated in accordance with GAAP and 3) net loss before restructuring and severance to net loss in accordance with GAAP. This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles in the United States (GAAP). It is provided solely to assist in an investor’s understanding of these items on the comparability of the Company’s operations. A reconciliation of the GAAP amounts to the non-GAAP amounts is shown below.

Adjusted EBITDA:

	Three Months Ended

	June 30, 2012	March 31, 2012
Net loss	$(4,278)	$(6,132)
Income tax expense	(163)	161
Interest income	1	(17)
Impairment losses & restructuring charges	467	3,086
Depreciation expense	3,250	3,810
Stock compensation expense	362	334
Adjusted EBITDA	$(360)	$1,242

Operating Loss before Impairment and Restructuring Charges:

	Three Months Ended
	June 30, 2012	March 31, 2012
Operating loss	$(4,525)	$(6,074)
Impairment & restructuring charges	467	3,086
Operating loss before impairment and restructuring charges	$(4,058)	$(2,988)